Exhibit 99.1

Midland States Bancorp Announces Executive Management Promotions

Effingham, IL, March 7, 2018 — Midland States Bancorp, Inc. (NASDAQ: MSBI) (“the Company”) announced today the following promotions within the executive management team of the Company and its wholly-owned subsidiary Midland States Bank (“the Bank”):

•                  Jeffrey G. Ludwig has been promoted to President of the Company and Chief Executive Officer of the Bank.  Prior to these promotions Mr. Ludwig served as Executive Vice President and Chief Financial Officer of the Company and President and Chief Financial Officer of the Bank.  Mr. Ludwig has also been elected to the Board of Directors of the Bank.

•                  Jeffrey S. Mefford has been promoted to President of the Bank from his prior position as Executive Vice President.

•                  Stephen A. Erickson has been promoted to Chief Financial Officer of the Company and the Bank from his prior positon as Director of Mergers & Acquisitions for the Bank.

Leon J. Holschbach, Chief Executive Officer of Midland States Bancorp, said, “The promotions announced today reflect the continued implementation of our management succession plan.  Jeff Ludwig and Jeff Mefford have been instrumental in building Midland into one of the largest community banks in Illinois, and with their increased responsibilities, we are well positioned to continue executing on our strategic plan in the years ahead and creating additional value for our shareholders.  We are also fortunate to have an individual with Steve’s background in accounting, investment banking and the overall financial services industry to step into the CFO role.  In the six years that Steve has been with Midland, he has been an integral member of our finance team and has demonstrated exceptional leadership and organizational skills while serving as our Director of Mergers & Acquisitions.”

Mr. Ludwig joined the Company in November 2006 as Chief Financial Officer, was promoted to Executive Vice President of the Company in October 2010, and was named President of the Bank in March 2016. He serves on the Company’s Executive Committee and Capital Management and Mergers and Acquisitions Committee and chairs its Asset/Liability Committee.  Prior to joining the Company, Mr. Ludwig held the positions of Associate Director, Corporate Reporting, for Zimmer Holdings, Inc., a New York Stock Exchange-listed company in Warsaw, Indiana, from 2005 to 2006; Director of Corporate Accounting for Novellus Systems, Inc., a NASDAQ-listed company in San Jose, California, from 2002 to 2005; and held various positions, including Senior Manager—Audit & Advisory Services, at KPMG LLP in its banking practice in St. Louis, Missouri, from 1993 to 2000 and in its technology practice in Mountain View, California, from 2000 to 2002. Mr. Ludwig received his B.S. in Accounting from Eastern Illinois University.

Mr. Mefford has been with the Bank since 2003 and served as the Bank’s Executive Vice President, Banking, since March 2016 with responsibility for retail, commercial, mortgage and treasury sales, marketing, community development and CRA. Prior to his promotion to Executive Vice President in March of 2016 he was Senior Vice President, Community Banking.  Prior to joining Midland Mr. Mefford held the position of President and Chief Executive Officer of Farmers State Bank of Camp Point in Camp Point,

Illinois, from 2000 to 2003; Vice President, Mortgage Department Manager, at Marine Bank, in Springfield, Illinois, from 1998 to 2000; and Vice President, Small Business Banking Manager, for Bank One, Illinois, in Springfield, Illinois, from 1991 to 1998. Mr. Mefford received his B.S. in Business Administration from Illinois College and his M.B.A. from William Woods University.

Steve Erickson joined Midland in 2012 in connection with Midland’s acquisition of EnablePay Direct, Inc., of which he was co-founder and President.  Mr. Erickson has served as Midland’s Director of Mergers and Acquisitions since 2015, and as President of Midland’s Merchant Services division from 2012-2015.  Before founding EnablePay, he served as Chief Financial Officer of EVO Merchant Services, Inc., He has also held the positions of Vice President of Investment Banking — Financial Services, at Bear Stearns & Co. (1999-2003), Senior Accounting Officer at Goldman Sachs & Co., and Senior Associate at Coopers & Lybrand, LLP. Mr. Erickson holds B.S. and M.S. in Accounting degrees from the University of Illinois (Champaign) and an M.B.A. from New York University, Stern School of Business.

About Midland States Bancorp, Inc.

Midland States Bancorp, Inc. is a community-based financial holding company headquartered in Effingham, Illinois, and is the sole shareholder of Midland States Bank.  As of March 1, 2018, the Company had total assets of approximately $5.7 billion and its Wealth Management Group had assets under administration of approximately $3.2 billion.  Midland provides a full range of commercial and consumer banking products and services, business equipment financing, merchant credit card services, trust and investment management, and insurance and financial planning services. In addition, multi-family and healthcare facility FHA financing is provided through Love Funding, Midland’s non-bank subsidiary. For additional information, visit www.midlandsb.com or follow Midland on LinkedIn at https://www.linkedin.com/company/midland-states-bank.

Special Note Concerning Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” including but not limited to statements about the Company’s expected loan production, operating expenses and future earnings levels.  These statements are subject to many risks and uncertainties, including changes in interest rates and other general economic, business and political conditions, including changes in the financial markets; changes in business plans as circumstances warrant; and other risks detailed from time to time in filings made by the Company with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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CONTACTS:

Douglas J. Tucker, Sr. V.P., Corporate Counsel, at dtucker@midlandsb.com or (217) 342-7321